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                                                                   Exhibit 10.38

February 18, 2000

Mr. James R. Dunathan
President & CEO
Anchor Pacific Underwriters, Inc.
1800 Sutter Street
Concord, CA 94520

                            Private & Confidential
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Dear Mr. Dunathan:

     This letter agreement ("Agreement") sets forth the terms under which Ward North America Holding, Inc. ("Ward"') shall make an investment in Anchor Pacific Underwriters, Inc. (the "Company"). For purposes of this Agreement the transactions referenced herein shall be collectively referred to as the "Transaction."

     This Agreement supersedes and replaces in its entirety that certain Letter of Intent by and between Ward and the Company dated November 29, 1999.

     The terms shall be as follows:

     1. Securities and Loan Facilities. Ward will purchase from the Company the following securities and make available the following loan facility:

     (a) Series E Convertible Debentures. Series E Convertible Debentures (the
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"Debentures") in the principal amount of $500,000, bearing interest at the rate of 10% per annum convertible into shares of Common Stock at a conversion price of $.50 per share. These debentures would be senior to the other series of debentures issued by the Company. The Company and Ward acknowledge that as of the date hereof, Ward has purchased $465,000 of the Debentures. Ward shall purchase an additional $35,000 of the Debentures upon approval of this Agreement by the Board of Directors of the Company ("the Board") and Ward's receipt of the opinion of counsel referenced in paragraph 12 herein. Ward has also received separate warrants, with a 5 year term, to purchase shares of the Company's Common Stock at a purchase price of $.50 a share (the "Warrants"). For each $5,000 worth of Debentures purchased by Ward, the Company granted a Warrant to acquire 3,000 shares of Common Stock.

     (b) Amendment of Due Date of the Debentures. The payment terms of the
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Debentures  (including all previously issued Debentures held by Ward) shall be amended to provide for repayment on July 1, 2000. The Debentures shall continue to be convertible
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at all times prior to repayment by the Company and, following the closing of the purchase of the Series A Preferred Stock, the repayment date of the Debentures may be extended at the election of Ward to a date no later than December 31, 2002.

     (c) Convertible Bridge Loan.  Upon approval of this Agreement by the Board
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and receipt of the opinion of counsel referenced in paragraph 12, Ward shall make a bridge loan to the Company in the principal amount of $200,000 evidenced by a promissory note ("Bridge Loan"). The principal amount of the Bridge Loan shall bear interest at the rate of 10% per annum and shall be due and payable on July 1, 2000. The principal amount and all accrued interest under the Bridge Loan may, at the election of Ward, be applied toward the purchase of Series A Preferred stock, or, in the event of the failure of a Specified Condition described in paragraph 1(g) below, may, at the election of Ward, be applied toward the purchase of Common Stock in accordance with the terms of such paragraph 1(g).

     (d) Preferred Stock. Ward will purchase at the closing approximately
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1,853,300 shares of Series A Convertible Preferred Stock. ("Series A Preferred")
convertible into shares of Common Stock constituting 62.6% of the Company's Common stock on a fully-diluted basis (assuming the exercise of all stock options or warrants issued by the Company or conversion of all outstanding debentures, including the Series E Debentures and the accompanying Warrants) following such conversion. Assuming the conversion of all the Debentures (but not the exercise of the accompanying Warrants held by Ward) and the conversion of all Series A Preferred shares, Ward would own 66% of the Company's Common Stock on a fully-diluted basis immediately following such conversion and exercise. Each share of Series A Preferred shall be convertible into 10 shares of Common Stock. The Series A Preferred shall he entitled to vote on an as converted to Common Stock basis on all matters presented to the Company's shareholders. The purchase price for the 1,853,000 shares of the Series A Preferred would be $2,000,000 The Series A Preferred would carry a cumulative 8% dividend, a liquidation preference equal to the purchase price plus accumulated dividends, the right to elect a majority of the Board of Directors, and approval rights over significant corporate transactions, including all future issuances of securities.

     (e) Convertible Loan Facility. Ward will make available to the Company a
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convertible loan facility of $1,000,000 (the "Convertible Loan") following the closing of the purchase of the Series A Preferred stock. Any principal amount borrowed by the Company pursuant to the Convertible Loan shall bear interest at the rate of 10% per annum. The Company may borrow all or any portion of the Convertible Loan any time following the closing of the purchase of the Series A Preferred stock. Notwithstanding the Company's right to access the proceeds of the Convertible Loan. Ward shall have the right to cause the Company to borrow all or any portion of the Convertible Loan at any time following such closing. The Convertible Loan shall be convertible at Ward's option, into shares of Series A Preferred stock which are further convertible into a number of
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shares of Common Stock which, when added to the shares of Common Stock issued or issuable pursuant to the Debentures (not including the Warrants accompanying the Debentures) and the other shares of Series A Preferred issued to Ward, would constitute 73.5% of the Company's Common Stock on a fully-diluted basis following such conversion assuming the maximum amount of $1,000,000 was borrowed by the Company pursuant to the Convertible Loan. Ward shall have the right to convert all or any portion of the Convertible Loan.

     (f)  Standstill Period Tender Offer and Warrant. During the 36 month period
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following the closing of the Transaction, neither Ward or its affiliates will make any further acquisitions of the Company's securities (including, but not limited to, debt securities such as debentures, bonds or notes and equity securities such as common or preferred stock) whether directly from the Company or indirectly from debt or security holders unless Ward has first made a tender offer to purchase all outstanding shares of Common Stock at a purchase price equal to the greater of: (i) a price per share of determined by assuming the
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value of the Company to be equal to the Company's earnings before income taxes
("EBIT") for the 12 full calendar months preceding the month in which the offer is made, multiplied by six (6), or $.80 per share (the "Tender Offer"). At the closing the Company will issue Ward a warrant with a three (3) year term to purchase a number of shares of the Company's Common Stock which, when added to the shares of Common Stock issued or issuable pursuant to the Debentures (not including the Warrants accompanying the Debentures), the Series A Preferred stock and the Convertible Loan, would constitute 90% of the Company's stock on a fully-diluted basis following the exercise of such warrant. The exercise of such warrant would be conditioned upon Ward having first made a Tender Offer to buy all of the shares of the Company's stock not then owned by Ward or its affiliates. The Warrant shall enable Ward to purchase a share of Common Stock at a purchase price equal to the greater of (i) a price per share determined by
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assuming the value of the Company to be equal to the Company's EBIT for the 12 full calendar months preceding the month in which the offer is made, multiplied by six (6), or (ii) $0.80 per share.

     (g) Conditional Option to Purchase Common Stock. Upon the approval of this
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Agreement by the Board and receipt of the opinion of counsel referenced in paragraph 12 below, Ward shall purchase an option to purchase common shares of the Company subject to the terms and conditions set forth in this paragraph I(g) ("Conditional Option"). The purchase price for the Conditional Option shall be $1,000. The Conditional Option shall be exercisable by Ward only upon the failure of the Company to satisfy certain material conditions precedent to the consummation of the Transaction by March 15, 2000 including, but not limited to the following: (a) approval of this Agreement, the Definitive Agreements (described in paragraph 5 below) and the Transaction by the Board, (b) the good faith negotiation and timely execution of the Definitive Agreements by the officers and representatives of the Company, (c) the Company's compliance with the material terms of this Agreement and the Definitive Agreements prior to the closing
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of the Transaction, (d) receipt by the Company of all material consents and approvals necessary for the consummation of the Transaction, and (e) the timely performance by the Company and its directors and shareholders of all acts necessary for the consummation the Transaction, including the adoption and filing of a Certificate of Determination for the Series A Preferred Stock and the authorization by the Company and its shareholders of additional shares of Common Stock in an amount sufficient to fully consummate the Transaction; provided, however, any waiting period required by the Securities and Exchange
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Commission's Information Statement requirements set forth in Schedule 14C of the
Securities Exchange Act of 1934 shall not be deemed a failure by the Company to satisfy a material condition precedent. The foregoing conditions shall collectively be referred to as "Specified Conditions". The parties acknowledge this Conditional Option is intended to protect Ward's interests in the event the Transaction is not consummated in accordance with its terms by reason of a failure of a Specified Condition described above and not as a result of Ward's election not to proceed for any other reason such as the failure of other conditions precedent for the benefit of Ward or matters or conditions subsequently discovered in its final due diligence prior to the closing of the Transaction.

Upon the failure of a Specified Condition, Ward shall have the option to purchase 7,200,000 shares of Common Stock which immediately following such purchase, when combined with the 1,000,000 shares of Common Stock issued or issuable to Ward under the Debentures (not including the Warrants accompanying the Debentures) shall constitute not less than 51% of the Company's authorized Common Stock (currently 16,000,000 shares). The purchase price for such shares shall be $1,000,000 payable at the election of Ward by the application of the principal and accrued interest under the Bridge Loan (approximately $200,000) and the balance in cash in the approximate amount of $800,000.

In the event the Transaction is consummated in accordance with the terms hereof, the principal and accrued interest under the Bridge Loan may, at the election of Ward, be applied toward the purchase price of the Series A Preferred stock.

     2. Employment Agreements. As a condition precedent to the Closing, all producers and key employees (excluding James P. Dunathan) of the Company (as determined by Ward) will be required to enter into employment agreements with Ward. Such employment agreements shall be in form and substance, and shall contain certain non-piracy restrictive covenants, acceptable to Ward.

     3. Conditions. The obligation of Ward to consummate the Transaction will be subject to (a) satisfactory completion of its final due diligence investigation of the Company, including financial and legal due diligence and verification, (b) execution of Definitive Agreements by Ward, (c) approval of the Transaction by the Board of Directors of Ward, (d) receipt of all material consents and approvals necessary for the consummation of the Transaction, (e) the timely performance by the Company of all acts
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necessary for the consummation the Transaction, including the adoption and filing of a Certificate of Designation for the Series A Preferred and the authorization of additional shares of Common Stock sufficient to consummate the Transaction, (f) the absence of any material adverse change in the Company or its financial condition, and (g) Fiduciary Cash equal to or greater than Fiduciary Obligations calculated in accordance with California Department of Insurance regulations.

     4. Due Diligence Access. The Company will continue to (and cause its officers, directors, producers, employees, agents and representatives to) provide Ward and its representatives with full and complete access to all books, records, contracts, facilities and personnel of the Company. Such information shall be made available on a confidential basis.

     5. Definitive Agreements and Closing. Ward will prepare, and the parties will negotiate in good faith, Definitive Agreements reflecting the terms of the Transaction as set forth herein, and containing representations, warranties, covenants, indemnities and agreements customary for transactions of the type contemplated hereby. The Company will be required under the Definitive Agreements (i) to make customary representations and warranties to Ward, including, among other things, that all liabilities and obligations of the Company have been disclosed therein, and that the Company owns each and every account and that no employee or agent producer has any ownership in any account or business of the Company, and (ii) to indemnify Ward for any claims or liabilities incurred by Ward due to any material breaches of any representations, warranties or covenants of the Company thereunder or any material undisclosed liabilities, whether known or unknown; provided, however, that Ward will provide reasonable documentation to support any such claim and will cooperate with any related inquiry. The parties shall exert their best efforts to negotiate and execute Definitive Agreements on or before February 29, 2000 and the purchase and sale of the Series A Preferred shall be closed as soon as possible thereafter. In no event however shall the execution and closing occur later than March 15, 2000.

     6. Publicity. Except as may be required applicable law, neither Ward nor the Company shall engage in, encourage or support any publicity, announcement or disclosure of any kind or form in connection with this Agreement or the Transaction unless the parties shall consult in advance on, and attempt in good faith to obtain the prior consent of the other party as to the form, timing and content of any publicity, announcement, or disclosure, whether to the financial community, governmental agencies, public generally or otherwise.
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     7. Exclusivity. The Company acknowledges that Ward has and will continue to devote substantial resources and incur significant legal, accounting and other out-of-pocket expenses in conducting due diligence regarding the Company and in negotiating and documenting the transactions contemplated by this Agreement. To continue to induce Ward to devote such resources and incur such expenses, the Company agrees that, unless this Agreement is terminated by Ward in accordance herewith, the Company will not, and will not permit any of its officers, directors, employees, agents or representatives, directly or indirectly, to supply any information concerning the Company or its insurance business to any third party in connection with any acquisition of any interest in the Company or any of its assets or liabilities, or solicit or negotiate, directly or indirectly, with any third party to acquire any equity interest in, or assets or liabilities of, the Company. The Company shall, and shall cause its officers, directors, employees, agents or representatives to, immediately cease any discussions with any other party regarding any such transaction. In the event that this exclusivity provision is violated by the Company. Company shall pay Ward a Break Up Fee of $250,000 within thirty (30) days, following such election. This exclusivity provision shall expire on February 29, 2000 unless the Company and Ward have executed all of the Definitive Agreements. Ward may extend the exclusivity period until March 15, 2000 by agreeing to increase the total purchase price by purchasing an additional $200,000 of the Company's
Series E Debentures or Series A Preferred Shares, or a combination thereof.

     8. Interim Conduct. Until and following the execution of the Definitive Agreements, the Company agrees to conduct its business only in the ordinary course and consistent with prior practice.

     9. Expenses. Each of the parties will bear its own expenses incident to the contemplated Transaction including, but not limited to, all fees of attorneys and financial advisors.

     10. Binding Effect. This Agreement is intended to create binding obligations on both parties which, in the absence of the execution of the Definitive Agreements contemplated herein, shall be fully enforceable in accordance with their terms.

     11. Governing Law. This Agreement shall be governed by the laws of the State of California, without giving effect to principles of conflicts of laws.

     12. Opinion of Counsel. Prior to making the Bridge Loan and purchasing the remaining Debentures and the Conditional Option as described herein, Ward shall receive from Sheppard, Mullin, Richter & Hampton LLP, counsel to the Company, an opinion letter addressed to Ward dated the date of the execution of the Agreement by the Company, that the Company has taken all corporate action necessary to authorize the
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execution and delivery of this Agreement by the Company and that this Agreement has been duly authorized, executed and delivered on behalf of the Company. The form and content of such letter shall be subject to the reasonable approval of Ward's legal counsel.

     13. Attorneys' Fees. In the event that any party to this Agreement institutes any legal proceeding to enforce any of the provisions of this Agreement, then the prevailing party in such proceeding shall be entitled to collect and receive its reasonable attorneys' fees and costs, through and including all appeals, and the other party shall pay for same.

     14. Arbitration; Venue and Jurisdiction. The parties hereto agree that any dispute arising out of or relating to this Agreement or the breach, termination or the validity hereof shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association "AAA") by a neutral arbitrator who shall be a former superior court or appellate court judge or justice with experience in resolving business disputes. The arbitration shall be governed by the California Code of Civil Procedure Section 1280 et seq. and the parties intend this procedure to be specifically enforceable in accordance with such provisions. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The parties agree that the judgment or decision of the arbitrator shall be final and binding. The parties agree that the venue for the arbitration shall be in the County of Contra Costa, California. The arbitrator shall be required to follow the applicable law as set forth in the governing law section of this Agreement. The arbitrator shall award reasonable attorneys' fees and costs of arbitration to the prevailing party in such arbitration. The parties hereto consent to the personal jurisdiction of any court in the County of Contra Costa, California for the enforcement of this agreement to arbitrate and any award granted pursuant to said arbitration or settlement of any dispute related hereto.

     15. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

     16. Separability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent practicable be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     17. Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or on the third day following mailing by registered or certified mail, return receipt requested, postage prepaid, addressed: (a) if to Ward, at 610 West Ash Street, Suite 1500, San Diego, California 92101, or at such other address as Ward shall have
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furnished to the Company in writing in each case with a copy to Bruce Feuchter,
Stradling Yocca Carlson & Rauth, 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660, or (b) if to the Company, at 1800 Sutter Street, Suite 400, Concord, California 94520, or at such other address the Company shall have furnished to Ward in writing, in each case with a copy to A. John Murphy, Sheppard, Mullin, Richter & Hampton LLP, Four Embarcadero Center, Suite 1700, San Francisco, California 94111.

     Sincerely,

     WARD NORTH AMERICA HOLDING, INC.



     By: /s/ Kevin P. Jasper          Date:  February 18, 2000
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         Kevin P. Jasper
         Executive Vice President



     ANCHOR PACIFIC UNDERWRITERS, INC.



     By: /s/ James R. Dunathan      Date:  February 22, 2000
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         James R. Dunathan
         President & CEO